Exhibit 99.1

Contact: Leah Stearns

Senior Vice President, Treasurer and Investor Relations

Telephone: (617) 375-7500

AMERICAN TOWER CORPORATION ANNOUNCES

VERIZON TOWER PORTFOLIO TRANSACTION

Boston, Massachusetts – February 5, 2015: American Tower Corporation (NYSE: AMT) today announced that it has entered into a definitive agreement pursuant to which American Tower will acquire rights to approximately 11,324 wireless communications towers and purchase approximately 165 additional towers from Verizon Communications, Inc. for $5.056 billion in cash at closing, subject to certain adjustments. Under the definitive agreement, American Tower will have the exclusive right to lease and operate the Verizon towers for a weighted average term of approximately 28 years. In addition, American Tower will have fixed price purchase options to acquire the towers based on their anticipated fair market values at the end of the lease terms.

American Tower intends to finance the transaction in a manner consistent with maintaining its investment grade credit rating and has obtained committed financing for the transaction from Goldman Sachs, who also acted as financial advisor. The transaction is subject to customary closing conditions and is expected to close during the first half of 2015.

Jim Taiclet, American Tower’s Chief Executive Officer stated, “The Verizon tower portfolio is a unique asset. Due to outstanding design and management by the Verizon Wireless network operations team, the portfolio boasts a number of key attributes that we believe will facilitate robust leasing opportunities under our focused management. These attributes include average tower heights approaching 200 feet, ample structural capacity and ground space, very attractive transmission locations with relatively few competing sites, a solid ground lease profile, and excellent documentation and technical information. By acquiring access to this high quality asset base, American Tower will be well positioned to capture incremental leasing activity and extend our ability to drive strong annual organic core growth and solid AFFO per share growth, well into the future.”

“Demand for mobile bandwidth by U.S. consumers is expanding dramatically as the proliferation of advanced devices and applications continues. As evidenced by the just-concluded AWS spectrum auction, the Big Four domestic carriers plan to address this growth with significant ongoing investment in both spectrum and their physical networks. We believe that by aggressively marketing these relatively under-utilized towers to additional tenants, we will enable faster deployment of this spectrum, accelerating the expansion of broadband coverage throughout the U.S.”

Verizon’s tower portfolio, in combination with American Tower’s legacy footprint, will establish the largest wireless communications real estate portfolio in the United States with over 40,000 tower sites. This transaction expands and strengthens American Tower’s relationships with major U.S. wireless operators, and 85% of pro forma domestic rental and management revenue will be generated by the Big Four U.S. carriers.

American Tower’s global portfolio, which is expected to be nearly 100,000 towers after giving pro forma effect for this and other recently announced transactions, will be uniquely positioned to capitalize on the worldwide proliferation of advanced mobile communication and broadband services.

Verizon Transaction Highlights

Verizon has contracted to sublease space on the towers for a minimum of 10 years with monthly rent of $1,900 per site and fixed annual rent escalators of 2%. Verizon will have customary renewal options that could potentially extend the full term of its sublease to 50 years. Verizon will also have access to certain additional space on the towers for its future use, subject to certain restrictions. American Tower will have the right to sublease other available capacity on the towers to additional tenants.

The portfolio of approximately 11,489 towers spans all 50 states with approximately 50% of the sites in the top 100 BTAs. The average height of the tower portfolio is approximately 190 feet, with capacity for incremental colocation. Nearly 85% of the revenue generated by the portfolio is from investment grade tenants.

American Tower estimates that the Verizon tower portfolio will generate approximately $410 million in domestic rental and management revenue, approximately $235 million in gross margin and will be break-even to AFFO per share in its full first year of operation, and accretive thereafter. American Tower expects the transaction will further support its ability to generate strong annual AFFO per share growth over the long-term.

Conference Call Information

American Tower will host a conference call tomorrow morning at 8:30 a.m. ET to discuss the Verizon transaction. Supplemental materials for the call will be available on the Company’s website, www.americantower.com. The conference call dial-in numbers are as follows:

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U.S./Canada dial-in: (877) 586-5042

International dial-in: (706) 645-9644

Passcode: 81149869

When available, a replay of the call can be accessed until 11:59 p.m. ET on February 20, 2015. The replay dial-in numbers are as follows:

U.S./Canada dial-in: (855) 859-2056

International dial-in: (404) 537-3406

Passcode: 81149869

American Tower will also sponsor a live simulcast and replay of the call on its website, www.americantower.com.

About American Tower

American Tower is a leading independent owner, operator and developer of wireless and broadcast communications real estate with a global portfolio of approximately 70,000 communications sites. American Tower values diversity and firmly believes that its philosophy of inclusion positively influences how it manages its business and serves its customers. For more information about American Tower and this transaction, please visit the “Company & Industry Resources” sections of our investor relations website at www.americantower.com.

Cautionary Language Regarding Forward-Looking Statements

This press release contains statements about future events and expectations, or “forward-looking statements,” all of which are inherently uncertain. We have based those forward looking statements on management’s current expectations and assumptions and not on historical facts. Examples of these statements include, but are not limited to, statements regarding the proposed closing of the transaction described above, expected financial projections for the portfolio and the impact on our consolidated results, the anticipated closing date, the expected cash consideration and the expected sources of funds to pay for the transaction described above and other previously announced transactions. These forward-looking statements involve a number of risks and uncertainties. For important factors that may cause actual results to differ materially from those indicated in our forward-looking statements, we refer you to the information contained in Item 1A of our Form 10-Q for the quarter ended September 30, 2014 under the caption “Risk Factors” and in other filings we make with the Securities and Exchange Commission. We undertake no obligation to update the information contained in this press release to reflect subsequently occurring events or circumstances.

AFFO is a non-GAAP financial measure. For more information, see our Form 10-Q for the quarter ended September 30, 2014 under the captions “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Non-GAAP Financial Measures” and “– Results of Operations.” Additionally, AFFO per share is a non-GAAP measure, and is defined as AFFO divided by the diluted weighted average common shares outstanding.

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